Exhibit (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Deutsche DWS State Tax-Free Income Series of our report dated May 23, 2019, relating to the financial statements and financial highlights, which appears in DWS Massachusetts Tax-Free Fund’s Annual Report on Form N-CSR for the year ended March 31, 2019. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Boston, Massachusetts

July 27, 2020